Wholesale Standard Offer
Service Agreement

between

Blackstone Valley Electric Company

Eastern Edison Company

Newport Electric Corporation

and

TransCanada Power Marketing Ltd.

April 7, 1998


TABLE OF CONTENTS

                                                                           Page
ARTICLE 1.    Definitions                                                  2
ARTICLE 2.    Term                                                         3
ARTICLE 3.    Supplier Responsibilities                                    3
ARTICLE 4.    Estimation of Hourly Loads and Reporting to the ISO          4
ARTICLE 5.    Price                                                        5
ARTICLE 6.    Billing and Payments                                         6
ARTICLE 7.    Events of Default, Liability. Relationship of the Companies  6
ARTICLE 8.    Termination/Reimbursement                                    8
ARTICLE 9.    Force Majeure                                                8
ARTICLE 10.  Assignment                                                    9
ARTICLE 11.  Successors and Assigns                                        10
ARTICLE 12.  Resolution of Disputes                                        10
ARTICLE 13.  Interpretation                                                11
ARTICLE 14.  Severability of Provisions                                    11
ARTICLE 15.  Accounts and Records                                          11
ARTICLE 16.  Limitations on Liability and Indemnification                  12
ARTICLE 17.  Regulation                                                    12
ARTICLE 18.  Notices                                                       12
ARTICLE 19.  Miscellaneous                                                 13

Appendix A Schedule of Supplier's Share of Offer Service and Standard Offer Wholesale Price


WHOLESALE STANDARD OFFER SERVICE AGREEMENT



This Wholesale Standard Offer Service Agreement ("Agreement"), is made and entered into this seventh day of April, 1998 between Eastern Edison Company, ("Eastern") a Massachusetts Corporation; Blackstone Valley Electric Company ("Blackstone"), a Rhode Island Corporation; and Newport Electric Corporation ("Newport"), a Rhode Island Corporation (referred to collectively as the "Companies"), on the one hand, and TransCanada Power Marketing, Ltd., a Delaware Corporation, ("Supplier"), on the other h and.


WHEREAS, the Supplier will purchase certain electric resources from Montaup Electric Corn any, under an asset purchase agreement, (the "Asset Purchase Agreement") dated April 7, 1998; and as condition of such purchase and sale Supplier is required to assume a share of the Companies' Standard Offer Service under this Agreement; and


WHEREAS, the Companies are required to provide firm all- requirements service to any retail customer that is eligible for and is taking Standard Offer Service in accordance with the Settlement Agreements; and


WHEREAS, this Agreement provides for the transfer, from the Companies to Supplier, of the responsibility for providing firm all-requirements electric service including capacity, energy, reserves, losses and other related services necessary to serve a specified share of the Companies' aggregate load of retail customers taking Standard Offer Service; and


WHEREAS, by entering into this Agreement, Supplier agrees to provide and the Companies agree to receive and pay for electricity provided in accordance with the terms and conditions of this Agreement and the applicable Appendices. subject to any actions by any governmental bodies having regulatory jurisdiction over services rendered hereunder.


NOW, THEREFORE, in consideration of the mutual promises. covenants, and agreements contained herein, Supplier and Companies agree to the terms and conditions as set forth below:

ARTICLE 1. Definitions:
Whenever used in this Agreement. the following terms shall have the following meanings:

"Affiliate" shall mean any other entity (other than an individual) that, directly or indirectly, through one or more intermediaries. controls, or is controlled by, or is under common control with, such entity. For purposes of the foregoing the definition of "control" means the direct or indirect ownership of more than seventy percent of the outstanding capital stock or other equity interest having ordinary voting power.

"Agreement" shall mean this Agreement, including its Appendices as amended from time to time.

"Commencement Date of Service" shall mean the Effective Date as defined in the Asset Purchase Agreement.

"Contract Year" shall mean any calendar year, or in the case of 1998 part of a calendar year, after the Commencement Date of Service in which Supplier is scheduled to provide electricity to the Companies for Standard Offer Service.

"Companies' System" shall mean the electrical distribution systems of Blackstone, Newport, Eastern, and/or the electrical transmission system of Montaup Electric Company, as applicable.

"Delivered Energy" shall mean the kilowatt-hours delivered to the meters of those retail customers taking Standard Offer Service.

"Delivery Point" shall be any location on the NEPOOL PTF system or Companies' System.

"D.T.E." shall mean the Massachusetts Department of Telecommunications and Energy.

"ISO" shall mean ISO New England, Inc., the independent system operator established in accordance with the Restated NEPOOL Agreement, or its successor.

"NEPOOL" shall mean the New England Power Pool or its successor.

"Party" or "Parties" shall mean the Supplier and the Companies and their respective successors and assigns.

"PPA Transfer Agreement" shall mean the PPA Transfer Agreement as defined in the Asset Purchase Agreement.

"Price" shall mean the annual amount per kilowatt-hour to be paid for Delivered Energy set forth in Article 5 with no variation for time-of-use, seasonality, or any other factor except as specified in Article 5. The Companies or their Standard Offer customers shall not be obligated under this Agreement for any payments for Delivered Energy in addition to the payments made pursuant to Article 5.

"PTF" shall mean the facilities categorized as Pool Transmission Facilities as defined in the Restated NEPOOL Agreement.

"P.U.C." shall mean the Rhode Island Public Utilities Commission.

"Restated NEPOOL Agreement" shall mean the New England Power Pool Agreement dated December 31, 1996, as amended from time to time, as it is in force at the time the action in question is taken.

"Settlement Agreements" shall mean the agreement or agreements that have been approved by the MDTE in Docket No. 96-24, the RIPUC in Docket No. 2514 and by the FERC in Docket Nos. ER97-2800-000 and ER97-3127-000 together with all conditions, terms a nd modifications imposed by those agencies as of the date of this Agreement.

"Standard Offer Service" shall mean firm all-requirements electric service (minute by minute, hour by hour, day by day) including, but not limited to: energy, installed capability, operable capability, reserves, and associated losses necessary to fulfill all NEPOOL and ISO obligations as they may change from time to time associated with providing firm all requirements power to the Companies' retail customers taking Standard Offer Service in accordance with and as defined in the Settlement Agreements. Supplier is responsible for changes in customer demand for any reason, including, but not limited to, seasonal factors, daily load fluctuations, increased or decreased usage, demand side management activities, extremes in weather, and other similar events.

"Standard Offer Wholesale Price" shall mean the stipulated stream of prices, in cents per kilowatt-hour, that will be paid to suppliers of Standard Offer Service for Delivered Energy, as shown in Appendix A.

"Terms and Conditions for Suppliers" shall mean the Blackstone Valley Electric Company and Newport Electric Corporation Terms and Conditions for Electric Power Suppliers dated May 29, 1997 as approved by the P.U.C., or the Eastern Edison Company Terms and Conditions for Competitive Suppliers as approved by the D.T.E., as applicable. These Terms and Conditions may be revised. amended, supplemented. or supplanted in whole or in part from time to time by the P.U.C. or D.T.E. or as other-wise provided by law.

ARTICLE 2. Term:

The term of this Agreement shall begin on the Commencement Date of Service and end at 12:00 midnight on December 1. 2009, unless terminated sooner in accordance with Article 7 or 8.

ARTICLE  3.  Supplier Responsibilities

Supplier shall be a member, in good standing, of NEPOOL or its successor entity and maintain an own-load dispatch or settlement account established in accordance with the rules and criteria established by the ISO throughout the term of this agreement . In addition, Supplier must satisfy registration and certification requirements, as the case may be. as a Non-Regulated Power Producer in Massachusetts and Rhode Island.

Supplier is responsible for providing firm all-requirements service necessary to serve its share, as shown in Appendix A attached hereto, of the Companies aggregate load attributed to those customers taking Standard Offer Service.

As a provider of Standard Offer Service, Supplier is solely responsible for satisfying all requirements and paying, all costs incurred or to be incurred to provide those services including, without limitation, all costs or other requirements to furnish installed capability, operable capability, energy, operating reserves, automatic generation control and reactive power support, receipt of, and payment for, tie benefits, line losses and other ancillary services associated with the provision of it s share of Standard Offer Service. Supplier is also solely responsible for meeting any other requirements and paying any other cost now or hereafter imposed by the ISO from time to time which are attributable to the provision of Standard Offer Service, as they may arise. If the ISO or any successor entity or the NEPOOL Administrator allocates any NEPOOL expenses or uplift costs to the Standard Offer Service provided by the Supplier (on a load or peak load basis or otherwise), the expenses or costs so allocated will be borne by the Supplier alone without recourse to the Companies.

Supplier shall be responsible for all transmission and distribution losses associated with the delivery of electricity supplied under this Agreement from the sources of its supply to the meters of those customers taking Standard Offer Service.

The Companies, in their regulated charges, will bill Standard Offer Service customers for NEPOOL Regional Network Transmission Service ("RNS"), any Local Area Network Transmission Service ("LNS") which is the transmission, if any, between the NEPOOL PTF and the Companies' distribution system, and for the Companies' distribution costs. Supplier is responsible for any transmission wheeling costs to the Delivery Point and any distribution wheeling costs associated with supply sources not included in Companies' approved distribution rates. If the NEPOOL control area experiences congestion, Supplier will be responsible for any congestion costs incurred in delivering power across the PTF system to the Companies. Supplier shall be responsible for all transmission and distribution costs associated with the use of transmission systems outside of NEPOOL and any local point-to-point transmission charges and distribution charges incurred to deliver the power to the NEPOOL PTF.

In the event that either the D.T.E. or the P.U.C. issue orders requiring the Companies to implement uniform disclosure requirements that pertain to the reporting of information regarding, power plant emissions, fuel types, or labor information for the sources of electricity used to supply Standard Offer Service, the Supplier will provide such information in a timely manner in an appropriate form to enable the Companies to comply with such requirements.

ARTICLE 4. Estimation of Hourly Loads and Reporting to the ISO:

To meet their NEPOOL obligations, the Companies shall report to the ISO Supplier's share of hourly Standard Offer Service load, including distribution and non-PTF losses. In making such reports, the Companies will estimate Supplier's share of Standard Offer Service load based on the methods and procedures approved in Terms and Conditions for Suppliers on file with the P.U.C. and D.T.E., as amended from time to time, as applicable.

As required by NEPOOL. the Companies will make all reasonable efforts to report to the ISO Supplier's hourly share of Standard Offer Service load by 12:00 noon of the second following business day.

As described in the Terms and Conditions for Suppliers, at the end of each month, the Companies shall aggregate Supplier's hourly Standard Offer Service loads for the month as reported to the ISO. The Supplier's aggregate share of Standard Offer Service, not including losses will be deemed to be the quantity of Delivered Energy that Supplier provided for that month and is the unadjusted kWh amount to be used for Billing and Payment as described in Article 6.

The Companies will periodically reconcile the Delivered Energy to actual meter readings of those customers taking Standard Offer Service, as described in the Terms and Conditions for Suppliers. The Companies will apply any resulting billing adjustment (debit or credit) to Supplier's account no later than the last day of the third month following the billing month.

ARTICLE 5. Price:

For each kilowatt-hour of Delivered Energy that Supplier provides in each month, as determined in accordance with Article 4 and the Terms and Conditions for Suppliers, the Companies shall pay Supplier the applicable Price for the month in cents per kilowatt-hour calculated as follows:

Price = Standard Offer Wholesale Price
+ Fuel Adjustment Factor

Where: Standard Offer Wholesale Price in cents per kilowatt hour is as defined in Article 1 and shown in Appendix A, and

Fuel Adjustment Factor is a cents per kilowatt-hour adder based on the incremental revenues collected, if any, attributed to the operation of the retail Rate Fuel Adjustment mechanism in the Companies' Standard Offer Service tariffs. The incremental revenues attributed to the retail Fuel Adjustment will be fully allocated to Suppliers in proportion to the Standard Offer Service energy provided by each Supplier for the applicable billing month through the Fuel Adjustment Factor. The retail Fuel Adjustment. and the resulting Fuel Adjustment Factor to be paid to Supplier, will be made subject to regulatory approval and only to the extent that the Companies are allowed to collect such revenues, from their retail customers taking Standard Offer Service.

With the exception of any sales or gross receipts taxes which are required by law to be paid by Standard Offer Service customers, the Price for Delivered Energy as set forth herein includes all local, state and federal taxes, fees and assessments applicable as of the date here which may be assessed or imposed in the future by any governmental authority with jurisdiction governing the sale of electricity covered by this Agreement.

ARTICLE 6. Billing and Payments:

Until reconciled with actual metered data pursuant to the Terms and Conditions of suppliers, computations by the Companies of the charges for the purposes of billings hereunder shall be based on estimates of Supplier's Delivered Energy in accordance with Article 4 and the Price as determined in accordance with
Article 5. The Companies shall calculate the amount payable to Supplier for a given month on or before the twentieth (20th) day of the following month. The calculation shall be provided t o Supplier and shall show the total amount due and payable for the previous month. Each bill shall be subject to adjustment for any errors in arithmetic computation, estimating, reconciliation pursuant to the Terms and Conditions of Suppliers or otherwise only to the extent allowed by the terms of this Article 6.

On or before the last day of each month, Companies shall pay Supplier any amounts due and payable for the Delivered Energy provided by Supplier in the previous month ("Due Date"). Any amount remaining unpaid after the Due Date shall bear interest at the Prime Rate then in effect at the main office of BankBoston, or such other lending institution as agreed to by Companies and Supplier, from the Due Date to the date of payment by Companies.

If Supplier disputes the amount of any bill or payment, Supplier shall itemize the basis for its dispute in a written notice to Companies within fifteen days after the Due Date. Billing and payment disputes shall be handled in accordance with the provisions of Article 12 of this Agreement. Upon final resolution of the dispute, payment of any amount due to a Party under the terms of the resolution shall be made within thirty (30) days of the date thereof, together interest from and after the original Due Date at the rate specified in this Article.

The Companies may make retroactive adjustments to any billing for a period of up to one year from the date of the original billing in order to reflect differences in charges resulting from receipt of more accurate data. Supplier may dispute such adjustment in writing within thirty (30) days of receipt of the proposed adjustment.


ARTICLE 7.      Events of Default, Liability, Relationship of the Companies:

(1) Unless excused by a Force Majeure as described in Article 9, each of the following events shall be deemed to be an Event of Default hereunder:


(a) Failure of Supplier, in a material respect, to comply with, observe, or perform any covenant. warranty or obligation under this Agreement, and such failure is not cured or rectified within thirty (30) days after notice thereof from the Companies.

(b) Failure of the Companies, in a material respect, to comply with, observe, or perform any covenant. warranty or obligation under this Agreement, and such failure is not cured or rectified within thirty (30) days after notice thereof from the Supplier.

(2) Upon the occurrence of an Event of Default by the Companies, the Companies shall be liable to the Supplier for any direct damages resulting from the Event of Default. In addition, the Supplier may pursue any remedies or other damages provide d for under law, and may unconditionally terminate this Agreement by giving at least sixty (60) days advance written notice to the Companies, such termination to be effective as of the date specified in such notice. Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of the Companies herein are several and not joint. Each of the Companies share of such rights and obligations shall be determined by the portion that its monthly Standard Offer Service requirements represented as a percentage of the Companies' total Standard Offer Service requirements.

(3) Upon the occurrence of an Event of Default by the Supplier, the Supplier shall be liable to the Companies for all costs reasonably incurred by the Companies resulting from Supplier's failure to deliver its share of the Standard Offer Service. Such amount shall be calculated as the positive difference, if any, obtained by subtracting the per unit Price established in
Article 5, from the per unit Replacement Price. The positive difference shall be applied to each kilowatthour that Supplier fails to deliver.

"Replacement Price" shall mean the price at which the Companies acting in a commercially reasonable manner purchase substitute Standard Offer Service not delivered by Supplier, plus any additional transmission and NEPOOL charges, incurred by the Companies. The parties hereby stipulate that purchases at the applicable NEPOOL spot market prices will be deemed commercially reasonable.

The Parties expressly agree that the amounts set forth in this Article 7 subparagraph do not constitute liquidated damages. In addition to the amounts established in this Article 7 subparagraph above, the Supplier shall be liable to the Companies for any additional direct damages resulting from an Event of Default, including, but not limited to, reasonable additional administrative and legal expenses incurred as a result of Supplier's failure to deliver, and the Companies may pursue any remedies or other damages provided for under law and may unconditionally terminate this Agreement by giving at least sixty (60) days advance written notice to the Supplier, such termination to be effective as of the date specified in such notice.

(4) As a condition of this Agreement. the Supplier shall deliver to the Companies, prior to the Commencement Date of Service, financial surety reasonably acceptable to the Companies to secure Supplier's performance under this Agreement. The Companies accept the Guarantee attached to the Asset Purchase Agreement as reasonable financial surety.

ARTICLE 8. Termination/Reimbursement:

(1) In addition to the termination rights for an Event of Default provided in Article 7, the Companies may terminate this Agreement, if:

a. Supplier's share of Standard Offer Service load is less than one (1) megawatt for two consecutive months;

b. The Companies are prevented by any government agency of competent jurisdiction from recovering from customers taking Standard Offer Service the cost of electricity provided by Supplier; or

c. Any governmental or regulatory agency with jurisdiction over the Companies orders, implements, requires, or causes what the Companies determine, in their sole discretion, to be a material modification or amendment of Standard Offer Service.

(2) In the event of a material default by Montaup under the PPA Transfer Agreement between Supplier and Montaup, Supplier may unconditionally terminate the Agreement by giving at least sixty (60) days written notice to the Companies, such termination to be effective as of the date specified in such notice. In the event that the default by Montaup under the PPA Transfer Agreement is cured prior to the effective date of notice of termination, such termination will be cancelled and the Agreement will remain in full force and effect.

(3) In the event that the Standard Offer Service or the Terms and Conditions for Suppliers are terminated, amended or replaced by any governmental or regulatory agency having jurisdiction over the provision of Standard Offer Service in a manner which materially increases Supplier's costs or obligations to provide Standard Offer Service, the Companies shall promptly reimburse Supplier for any such costs or increased obligations or otherwise provide relief reasonably acceptable to supplier to or indemnify the Supplier from such changes. In such event the Companies and Supplier shall meet to determine the amount to be reimbursed to Supplier. In the event that the Parties are not able to agree on the materially of the increased costs or obligations or the amount to be reimbursed, the Parties shall attempt to resolve the matter in accordance with Article 12 and failing resolution in accordance with Article 12, either Party may terminate this Agreement on sixty (60) days written notice to the other Party, such termination to be effective as of the date specified in such notice.

ARTICLE 9. Force Majeure:

As used in this Agreement, "Force Majeure" means any cause beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure. A Force Majeure shall include, without limitation. sabotage, strikes, riots or civil disturbance, acts of God, acts of a public enemy, drought, earthquake, flood, explosion, fire, lightning, landslide, or any similar cataclysmic occurrence, or appropriation or diversion of electricity by sale or order of any governmental authority having jurisdiction thereof, but only if and to the extent that the event adversely affects the availability of the transmission or distribution facilities of NEPOOL and/or its participants, the Companies or an affiliate of the Companies. and such affected facilities are necessary to deliver Standard Offer Service electricity to the Standard Offer Service customers.

An event that affects the availability or cost of operating- any transmission or distribution facilities outside the NEPOOL control area, affects the availability or cost of operating a generating facility, or any event that merely causes an economic hardship to either Party shall not be deemed a Force Majeure.

If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure as defined above, that Party shall be excused from whatever performance is affected by the Force Majeure, to the extent so affected, provided that:

(a) The non-performing Party promptly, but in no case longer than five (5) working days after the occurrence of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence;

(b) The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

(c) The non-performing Party uses reasonable efforts to remedy its inability to perform and expeditiously takes reasonable action to correct or cure the event or condition; and

(d) The non-performing Party exercises all reasonable efforts to mitigate or limit damages to the other Party. With respect to the Supplier, this shall mean that Supplier must purchase, at its own expense, electricity from the NEPOOL market to meet its obligations under this Agreement, to the extent such electricity is available.


ARTICLE 10.  Assignment:

Unless mutually agreed to by the Parties, no assignment, pledge, or transfer of this Agreement shall be made by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld, except no prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or Affiliate in the same holding company system as the assignor, pledgor or transferor, provided, the assignee, pledgee or transferee expressly assumes and demonstrates, to the reasonable satisfaction of the non-assigning Party, that it can meet the obligations of the assignor, pledgor or transferor under this Agreement, or (ii) the transfer, incident to a merger or consolidation with. or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity, provided, such transferee expressly assumes and demonstrates, to the reasonable satisfaction of the non-assigning party, that it can meet all the obligations o f the assignor. pledgor or transferor under this Agreement.

ARTICLE 11. Successors and Assigns:
This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assignees.

ARTICLE 12.  Resolution of Disputes:
Subject to Section 3 of Article 7, all disputes between the Companies and Supplier resulting from or arising out of performance under this Agreement shall be referred to a senior representative of the Companies with authority to settle, designated by the Companies, and a senior representative of Supplier with authority to settle, designated by Supplier, for resolution on an informal, face-to-face basis as promptly as practicable. The Parties agree that such informal discussion shall be conducted in good faith. The discussions between such representatives shall be considered "settlement talks" under Rule 403 of the Federal Rules of Evidence or analogous Massachusetts rules or practices and such discussions shall have no evidentiary value - provided, however, that either Party may introduce evidence of matters discussed in such settlement talks, if the facts and documents reflecting such matters are discovered or otherwise come into a Party's possession independent of such settlement talks. In the event the designated senior representatives are unable to resolve the dispute within thirty (3O) days, or such other period as the Companies and the Supplier may jointly agree upon, such dispute may be submitted to arbitration and resolved in accordance with the arbitration procedure set forth herein if the Companies and Supplier jointly agree to submit it to arbitration. Nothing in this Article 12 shall prevent the Companies from issuing, pursuant to Sections 1 (a) and (3) of Article 7, notice of failure to comply with, observe or perform this Agreement.

The arbitration shall be conducted before a single neutral arbitrator or arbitrator panel appointed by the Parties. If the Parties agree upon a single arbitrator within ten (1O) days of the referral of the dispute to arbitration, that arbitrator shall serve, otherwise the Companies and Supplier shall each choose one arbitrator, who shall serve on a three-member arbitration panel.
The two arbitrators so chosen shall within twenty (20) days select a third arbitrator to act as chairman of the arbitration panel. If the two arbitrators are unable to select a third arbitrator, each arbitrator shall select three candidates. A list of the six candidates, along with their resumes, shall provided in alphabetical order, with no indication of the arbitrator who selected such candidate or the Party who selected the arbitrator who selected such candidate, to the American Arbitration Association ("AAA"), who will select one candidate. If that candidate is unable or unwilling to serve, AAA shall select another candidate. This process will be repeated until a third arbitrator is selected or the list of candidates is exhausted. If the list of candidates is exhausted, the arbitrators shall submit a new list of candidates and the process set forth above shall be repeated a second time.
In all cases, the arbitrator(s) shall be knowledgeable in electric utility matters, including electricity transmission and bulk power issues. and shall not have any current or past substantial business or financial relationships with any Party to the arbitration or any affiliate of such Party.

Except as otherwise provided herein, the arbitrator(s), shall generally conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. There shall be no formal discovery conducted in connection with the arbitration, except as specifically authorized by a vote of the panel. The Parties shall exchange witness lists and copies of any exhibits that they intend to utilize in their direct presentations at any hearing before the arbitrator(s) at l east ten (1O) days prior to such hearing, along with any other information or documents specifically requested by the arbitrator(s) prior to the hearing. Unless otherwise agreed, the arbitrator(s) shall render a decision within ninety (90) days of h is, her, or their appointment and shall notify the Parties in writing of such decision and the reasons therefor, and shall make an award apportioning the payment Of the costs and expenses of arbitration, including panel costs, among the Parties, provided, however, that each Party shall bear the costs and expenses of its own attorneys, expert witnesses and consultants. The arbitrator(s) shall be authorized only to interpret and apply the provisions of this Agreement and shall have no power to am end or modify this Agreement in any manner. The decision of the arbitrator(s) shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator(s) may be appealed solely on the grounds that the conduct of the arbitrator(s), or the decision itself, violated the standards required under the Federal Arbitration Act (9 U.S.C.A. I et. al.) and/or The Uniform Arbitration Act, as adopted in Massachusetts (M.G.L. c. 25 1, I et seq.).


ARTICLE 13.  Interpretation:

The interpretation and performance of this Agreement shall be in accordance with and shall be controlled by the laws of the Commonwealth of Massachusetts, without regard to Massachusetts conflict of law principles.


ARTICLE 14.  Severability of Provisions:

Subject to the provisions of Article 13, a holding by any court having, jurisdiction that any provision of this Agreement is invalid or unenforceable shall not result in invalidation or unenforceability of the entire Agreement but all remaining terms shall remain in full force and effect.

ARTICLE 15.  Accounts and Records:

The Companies and Supplier shall keep complete and accurate records of their operations hereunder and shall maintain such data for a period of at least two
(2) years after final billing. The Companies and Supplier shall have the right, during normal business hours, to examine and inspect all such records insofar as may be necessary for the purpose of ascertaining the reasonableness and accuracy of all relevant data, estimates or statement of charges associated with service hereunder.

ARTICLE 16.  Limitations on Liability and Indemnification:

Each Party agrees to indemnify, defend, and hold the other Party (including, the other Party's affiliated companies, trustees, directors, board members, officers, employees, and agents) harmless from and against any and all damages, costs, claims, liabilities, actions or proceedings arising, from or claimed to have arisen from the wrongful acts or omissions of the indemnifying, Party's employees or agents, unless caused by an act of negligence or willful misconduct by the indemnified Party (including the Party's affiliated companies, trustees, directors, board members, officers, employees or agents).

The Parties hereby waive. and release the other Party as well as the other Party's affiliated companies, trustees, directors, officers, employees, and agents from any liability, claim, or action arising from damage to its property due to the performance of this Agreement.


ARTICLE 17.  Regulation:

(a) This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable state and federal laws, and to all duly promulgated orders and other duly authorized actions of governmental authority having jurisdiction, 'provided, however, that this Agreement shall not be subject to change through unilateral application under Sections 205 and 206 of the Federal Power Act.

(b) This Agreement must comply with all NEPOOL Criteria, Rules, and Standards ("Rules"). If, during the term of this Agreement, the Restated NEPOOL Agreement is terminated or amended in a manner that would eliminate or materially alter a Rule affecting a right or obligation of a Party hereunder, or if such a Rule is eliminated or materially altered by NEPOOL or the ISO, the Parties agree to negotiate in good faith in an attempt to amend this Agreement to incorporate such changes as they deem necessary to reflect the elimination or alteration of such Rule. The intent of the Parties is that any such amendment reflect, as closely as possible, the intent and substance of the Rule being replaced as was in effect prior to such termination or amendment of the Restated NEPOOL Agreement or elimination or alteration of the Rule. If the Parties are unable to reach agreement on such an amendment, the Parties agree to submit the matter to arbitration under the terms of Article 12, and to seek a resolution of the matter consistent with the above stated intent.

ARTICLE 18.  Notices:

Any notice, demand, or request permitted or required under this Agreement shall be delivered in person or mailed by certified mail, postage prepaid, return receipt requested, or otherwise confirmed receipt, to a Party at the applicable address set forth below:

To Companies:
Director, Power Supply
EUA Service Corporation
P. 0. Box 543
750 West Center Street
West Bridgewater, MA 02379

To Supplier:
TransCanada Power Marketing Ltd.
3400, 237 - 4th Avenue S.W.
Calgary, Alberta T2P 5A4

Such addresses may be changed from time to time by written notice by either Party to the other Party.

ARTICLE 19.  Miscellaneous:

(a) Each Party shall prepare, execute and deliver to the other Party any documents reasonably required to implement any provision hereof.

(b) Each Party represents to the other that this Agreement and such Party's performance thereof are within the corporate powers of such Party and have been duly authorized by proper corporate action on the part of such Party.

(c) Any number of counterparts to this Agreement may be executed and each shall have the same force and effect as the original.

(d) This Agreement shall constitute the entire understanding between the Parties and shall supersede all prior correspondence and understandings pertaining to the subject matter of this Agreement.

(e) Failure of either Party to enforce any provision of this Agreement or to require performance by the other Party of any of the provisions hereof, shall not be construed as a waiver of such provisions or affect the validity of this Agreement, any part hereof, or the right of either Party to thereafter enforce each and every provision.

(f) Article and Section headings used throughout this Agreement are for the convenience of the Parties only and are not to be construed as part of this Agreement.

(g) Nothing in this Agreement shall be construed as creating any relationship between the Parties other than that of independent contractor for the sale and purchase of electricity.

(h) Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of the Companies herein are several and not joint. Each of the Companies share of such rights and obligations shall be determined by the portion of its monthly Standard Offer Service energy requirements represented as a percentage of the Companies' total Standard Offer Service requirement.



IN WITNESS WHEREOF, Supplier and the Companies have caused this Agreement to be signed by their respective duly authorized representatives as of the date first above written.


Supplier:         TransCanada Power Marketing Ltd.

                  By:  /s/ Russ Girling

On Behalf of the Companies:


                  Blackstone: BLACKSTONE VALLEY ELECTRIC CO

                  By: /s/ Michael J. Hirsh

                  Eastern: EASTERN EDISON COMPANY

                  By: /s/ Michael J. Hirsh

                  Newport: NEWPORT ELECTRIC CORPORATION

                  By: /s/ Michael J. Hirsh


APPENDIX A

SCHEDULE OF SUPPLIERS SHARE of STANDARD OFFER SERVICE
AND
STANDARD OFFER WHOLESALE PRICE

                TABLE I

Calendar      Supplier's Share   Standard
Year          of Standard         Offer
              Offer Service     Wholesale
              In Percent          Price
 1999         14.4550%        3.5 cents/kWh
 2000         14.4550%        3.8 cents/kWh
 2001         14.4550%        3.8 cents/kWh
 2002         14.4550%        4.2 cents/kWh
 2003         14.4550%        4.7 cents/kWh
 2004         14.4550%        5.1 cents/kWh
*2005         14.4550%        5.5 cents/kWh
 2006         14.4550%        5.9 cents/kWh
 2007         14.4550%        6.3 cents/kWh
 2008         14.4550%        6.7 cents/kWh
 2009         14.4550%        7.1 cents/kWh

*Standard Offer Service for Eastern Edison terminates at 12:00 midnight on December 31, 2004.